SYMMETRY PANORAMIC TRUST

AMENDMENT NO. 1 TO THE

AGREEMENT AND DECLARATION OF TRUST

The undersigned, being all of the Trustees of Symmetry Panoramic Trust, an open-end investment management company established under Delaware law as a statutory trust under an Agreement and Declaration of Trust dated April 3, 2018 (the “Declaration of Trust”), and being authorized by Article VIII, Section 8.4 of the Declaration of Trust to effect this amendment, do hereby amend, effective upon the signing of this instrument, the Declaration of Trust as follows:

Article III, Section 3.1 is hereby amended with the addition of the following new, final paragraph:

The Trustees shall have exclusive power, without the requirement of Shareholder approval, to operate one or more Series (or class) as an exchange-traded fund (“ETF”) and to list the Shares of any such ETF on one or more securities exchanges and to cease such operation or listing at any time. In this connection, notwithstanding anything to the contrary herein, the Trustees may in their sole discretion determine that Shares of any Series or Class issued after June 18, 2025 shall be issued and redeemed only in aggregations of such number of Shares and at such time as may be determined by, or determined pursuant to procedures or methods prescribed or approved by, the Trustees from time to time with respect to any Series or Class. The number of Shares comprising an aggregation for purposes of issuance or redemption with respect to any Series or Class shall be referred to herein as a “Creation Unit” and, collectively, as “Creation Units” or such other term as the Trustees shall determine. The Trustees shall have the power, in connection with the issuance or redemption of any Creation Unit, to charge such transaction fees or other fees as the Trustees shall determine. In addition, the Trustees may, from time to time in their sole discretion, determine to change the number of Shares constituting a Creation Unit.

Article VI, Section 6.2 is hereby amended with the addition of the following new, final sub-paragraph (f):

(f) Notwithstanding the foregoing, if the Trustees determine, pursuant to Article III, Section 3.1 hereof, to issue Shares of any Series or Class in Creation Units, then only Shares of such Series or Class comprising a Creation Unit shall be redeemable by the Trust with respect to any applicable Series or Class. Unless the Trustees otherwise shall determine, there shall be no redemption of any partial or fractional Creation Unit.

Article VIII, Section 8.3, sub-paragraph (a) is hereby amended by adding the following to the end of the penultimate sentence:

or (vi) cause any one or more Series to convert from a Series that is not an ETF to a Series that is an ETF or from a Series that is an ETF to a Series that is not an ETF.

This Amendment may be executed in a number of counterparts, all of which shall be deemed one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned being all of the Trustees of the Trust have executed this Amendment as of this 18th day of June, 2025.

/s/ William M. Doran	/s/ Jon C. Hunt
William M. Doran	Jon C. Hunt

/s/ Thomas P. Lemke	/s/ Nichelle Maynard Elliott
Thomas P. Lemke	Nichelle Maynard Elliott

/s/ Jay C. Nadel	/s/ Randall S. Yanker
Jay C. Nadel	Randall S. Yanker

Signature Page

Amendment No. 1 to the Agreement and Declaration of Trust